SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2005

HORIZON PCS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-51240	31-1707839
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

68 East Main Street
Chillicothe, Ohio		45601-0480
(Address of principal		(Zip Code)
executive offices)

(Registrant’s telephone number including area code) (740) 772-8200

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 Registrant’s Business and Operations.

Item 1.01. Entry into a Material Definitive Contract.

On March 16, 2005, Horizon PCS, Inc. (the “Company” or “Horizon”) and its subsidiaries, Horizon Personal Communications, Inc. (“HPC”) and Bright Personal Communications Services LLC (“Bright”), entered into new amendments with Sprint PCS. The amendments consisted of Addendum VIII to HPC’s management agreement with Sprint PCS and Addendum IV to Bright’s management agreement with Sprint. Horizon and its subsidiaries also entered into a Settlement Agreement and Mutual Release with Sprint PCS. Unless indicated otherwise, “Horizon,” “we,” “us” and “our” refers to Horizon PCS, Inc. and its subsidiaries.

The addenda implemented the “price simplification” provisions of similar addenda which Sprint PCS has entered into with most of the other PCS affiliates of Sprint PCS.

With respect to service fees under our services agreement with Sprint PCS, the new addendum consolidated support services relating to billing, customer care and other services into one back office service referred to as “CCPU Service” or “Cash Cost Per User Service,” all of which support services we had been purchasing prior to the addendum. We have agreed to continue to purchase the CCPU Services from Sprint PCS through December 31, 2006 at a monthly rate per subscriber of $7.00 for 2005 and $6.75 for 2006. Beginning on January 1, 2007, the monthly rate for the next three years for CCPU Service will be reset to a mutually acceptable amount based on the amount necessary to recover Sprint PCS’ reasonable costs for providing CCPU Services.

The addendum also consolidates services related to subscriber activation and related fees into one category referred to in the addendum as “CPGA Service” or “Cost Per Gross Addition Service,” all of which services or costs, prior to the addendum, we have been purchasing in the case of services or bearing in the case of costs. We have agreed to continue to purchase the CPGA Services from Sprint PCS through December 31, 2006 at a monthly rate of $22.00 per gross subscriber addition in our markets. Beginning on January 1, 2007, the monthly rate for the next three years for CPGA Services will be reset to a mutually acceptable amount based on the amount necessary to recover Sprint PCS’ reasonable costs for providing CPGA Services.

With respect to roaming charges, the addendum establishes a reciprocal roaming rate for voice subscribers within the Sprint network of $0.058 per minute through December 31, 2006. Beginning on January 1, 2007, the reciprocal roaming rate will change annually to equal 90% of Sprint PCS’ retail yield for voice usage from the prior year. With respect to several of our markets in western Pennsylvania and eastern Pennsylvania, we receive the benefit of a special reciprocal rate of $0.10 per minute. Under the addendum, this special $0.10 rate will terminate, with respect to each of these two sets of markets, on the earlier of December 31, 2011 or the first day of the calendar month which follows the first calendar quarter during which we achieve a subscriber penetration rate of at least 7% of the population covered by our network.

With respect to the weekly fee we receive from Sprint PCS based on revenues from our subscribers, the addendum changes the determination of this fee from a “collected” revenue basis to a “billed” revenue basis.

In connection with the execution of the new addendum, we entered into a settlement agreement and mutual release with Sprint PCS, pursuant to which we and Sprint released all claims which we had against one another through the effective date of the settlement, with certain exceptions generally related to the payment of current fees by both parties under our affiliation agreements with Sprint PCS. As part of the settlement, we paid Sprint PCS approximately $700,000 in settlement of billing disputes which we had raised regarding services provided by Sprint PCS since July 2004. In addition, Sprint PCS agreed to remove the Logan, West Virginia market and the Williamson, West Virginia/Pikeville, Kentucky market from our service territory under our affiliation agreements with Sprint PCS.

Copies of the Addendum VIII, Addendum IV and the Settlement Agreement are attached as Exhibits 10.3.5, 10.7.1 and 10.14, respectively, to this report and incorporated herein by reference.

Section 2 Financial Information.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 16, 2005, the Company signed a Settlement Agreement and Mutual Release with Sprint. Under the Settlement, the Company is obligated to pay an aggregate of approximately $700,000 to Sprint PCS. The discussion at Item 1.01 above is incorporated herein by reference. A copy of the Settlement Agreement is attached as Exhibit 10.14 to this report and is incorporated herein by reference.

Section 7 Regulation FD.

Item 7.01 Regulation FD Disclosure.

On March 15, 2005, the Company issued a press release announcing the amendments to the Sprint PCS agreements. A copy of this press release is attached hereto as Exhibit 99.1.

Section 9 Financial Statements and Exhibits.

Item 9.01(c) Exhibits.

Exhibit Number	Description

10.3.5	Addendum VIII, dated as of March 16, 2005, to the Sprint PCS Management Agreement, the Sprint PCS Services Agreement, the Sprint Trademark and Service Mark License Agreement and the Sprint Spectrum Trademark and Service Mark License Agreement, by and among Sprint Spectrum L.P., SprintCom, Inc., Wirelessco, L.P., Sprint Communications Company L.P. and Horizon Personal Communications, Inc.

10.7.1	Addendum IV, dated as of March 16, 2005, to the Sprint PCS Management Agreement, the Sprint PCS Services Agreement, the Sprint Trademark and Service Mark License Agreement and the Sprint Spectrum Trademark and Service Mark License Agreement by and among Sprint Spectrum L.P., SprintCom, Inc., Wirelessco, L.P., Sprint Communications Company L.P. and Bright Personal Communications Services, LLC

10.14	Settlement Agreement and Mutual Release dated as of March 16, 2005, by and among Sprint Spectrum L.P., SprintCom, Inc., WirelessCo, L.P, PhillieCo, L.P., APC PCS, LLC, Sprint Communications Company L.P., Horizon Personal Communications, Inc., Bright Personal Communications Services, LLC, and Horizon PCS, Inc.

99.1**	Press Release dated March 17, 2005

** This exhibit is deemed furnished and not filed.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HORIZON PCS, INC.
Date: March 16, 2005	By:	/s/ Peter M. Holland
Peter M. Holland
Chief Financial Officer (Principal Financial and Accounting Officer)